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                                                                    EXHIBIT 99.1

       T-3 ENERGY SERVICES, INC. ANNOUNCES THE DIVESTITURES OF CERTAIN NET
                        ASSETS WITHIN ITS PRODUCTS GROUP

HOUSTON, TEXAS (BUSINESS WIRE) - June 14, 2004. T-3 Energy Services, Inc. (NASDAQ: TTES - News) announced today that it completed the divestitures of certain net assets of its Products Group of companies, namely, TPS Total Power Systems, Inc. and the Moores Machine Shop operating division of Moores Pump & Services, Inc.

TPS Total Power Systems, Inc. distributes new electric motors; provides complete rewinding, repair and rebuilding for used AC/DC electric motors and generators; and repairs and remanufactures used flood pumps and waste disposal pumps for governmental entities in Louisiana and Texas. Moores Machine Shop is engaged in the manufacture and production of various items, including downhole and completion products and equipment.

Gus Halas, Chairman, President and CEO, commented, "We continue to focus on the key aspects of our strategy to build stockholder value by diversifying our revenue base to lessen our dependence on the Gulf of Mexico market and expanding our products and services to both the domestic and international onshore drilling and production markets. These operating units have outstanding customers and employees; however, they did not strategically fit with our core competence and the direction we are heading. Finally, I wish to thank these employees for their service and dedication to T-3 and wish them the very best for the future."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:    Michael T. Mino
            Vice President - Corporate Controller
            713-996-4110
            mmino@t3es.com